Exhibit 99.2

Blue Bird Corporation to Extend

Warrant Exchange Offer through March 2, 2015

FORT VALLEY, GEORGIA – February 24, 2015 – Blue Bird Corporation (“Blue Bird” or the “Company”) (NASDAQ: BLBD and BLBDW), formerly named Hennessy Capital Acquisition Corp. (“HCAC”), announced today the extension of its previously announced offer to exchange (the “Offer”) up to a maximum of 5,750,000 of its outstanding warrants (the “Warrants”) for shares of Company common stock (the “Shares”) at an exchange ratio of 0.1 of a Share for each Warrant validly tendered and not withdrawn (approximately one Share for every ten Warrants tendered). The Offer has been extended until 12:00 midnight, New York City time, at the end of the day on March 2, 2015, unless further extended by the Company.

The Offer was previously scheduled to expire at 12:00 midnight, New York City time, at the end of the day on February 26, 2015. As of February 23, 2015, 283,366 Warrants have been tendered and not withdrawn and the last reported trading price of the Warrants was $0.75 per Warrant.

The terms and conditions of the Offer are set forth in the Amended and Restated Offer to Exchange, dated January 21, 2015 (as it may be amended or supplemented from time to time, the “Offer to Exchange”), the related Amended and Restated Letter of Transmittal and other Offer materials that were filed on January 22, 2015 with the U.S. Securities and Exchange Commission (the “SEC”) and were distributed to Warrant holders. The “Business Combination” referenced in the Offer to Exchange was consummated on February 24, 2015, thereby satisfying one of the conditions to the Offer. Except for the extension of the Offer and the satisfaction of the “Business Combination” condition to the Offer described in the Offer to Exchange and related materials, all of the material terms and conditions of the Offer remain unchanged.

Important Information About the Warrant Exchange Offer

This press release is neither an offer to exchange nor a solicitation of an offer to sell any Warrants. The offer to exchange and the solicitation of offers to exchange are being made solely pursuant to the Offer to Exchange, the related Amended and Restated Letter of Transmittal and other Offer materials included as exhibits to the Schedule TO amendment that Blue Bird (formerly named HCAC) filed on January 22, 2015 with the SEC. The tender offer statement on Schedule TO (including the Offer to Exchange, the related Amended and Restated Letter of Transmittal and other Offer materials) contains important information that should be read carefully and considered before any decision is made with respect to the Offer. These materials were distributed free of charge to all Warrant holders. In addition, these materials (and all other materials filed by Blue Bird with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Warrant holders may also obtain free copies of the documents filed with the SEC by Blue Bird by directing a request to the information agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, or by phone at (800) 662-5200 or email at bluebird.info@morrowco.com. Warrant holders are urged to read the Offer to Exchange and the other relevant materials before making any investment decision with respect to the Offer because they contain important information about the Offer.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Ability to be successful in the Company’s appeal of the delisting determination by the staff of the Listing Qualifications Department of the NASDAQ Stock Market and to meet NASDAQ’s listing standards, including having the requisite number of stockholders

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by HCAC or the continuing company (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact

Jeff Merten

Director, Investor Relations & New Business Development

Blue Bird Corporation

(478) 822-2496

Jeff.Merten@blue-bird.com